UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 12, 2009 (August 6, 2009)

AdvanSource Biomaterials Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28034	04-3186647
(Commission File Number)	(I.R.S. Employer Identification Number)

229 Andover Street
Wilmington, Massachusetts 01887
 (Address of Principal Executive Offices, including Zip Code)

(978) 657-0075
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On August 12, 2009, the Company issued a press release announcing the transactions and events described in Item 8.01 below. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference. The press release and the information in Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

On July 6, 2007, the Company completed the sale of Gish Biomedical, Inc. (“Gish”), its former wholly-owned subsidiary that developed and manufactured single use cardiopulmonary bypass products, pursuant to a stock purchase agreement (the “Gish Purchase Agreement”) entered into with Medos Medizintechnik AG, a German corporation (“Medos”), on July 3, 2007.  The Gish Purchase Agreement provided for the sale of Gish to Medos for a purchase price of approximately $7.5 million in cash.  The Gish Purchase Agreement also contained representations, warranties and indemnities that are customary in a transaction involving the sale of all or substantially all of a company or its assets.  The indemnifications include items such as compliance with legal and regulatory requirements, product liability, lawsuits, environmental matters, product recalls, intellectual property, and representations regarding the fairness of certain financial statements, tax audits and net operating losses.  After transaction expenses and certain post-closing adjustments, the Company realized approximately $6.1 million in proceeds from the sale of Gish.  Under the terms of the Gish Purchase Agreement, the Company owes Medos $149,000 as a result of the change in stockholder’s equity of Gish from March 31, 2007 to June 30, 2007.  This amount was recorded as a current liability as of June 30, 2007, has not been paid to Medos, and is reflected as a current liability of discontinued operations as of June 30, 2009 and March 31, 2009.

Pursuant to the terms of the Gish Purchase Agreement, $1.0 million of the purchase price was placed in escrow as a reserve for any indemnity claims by Medos under the Gish Purchase Agreement, as described above.  Under the terms of the escrow agreement, the Company’s right to receive the escrow funds was contingent upon the realization of the Gish accounts receivable and inventory that were transferred to Medos for one year from the sale date.  The $1.0 million of proceeds paid into escrow was not included in the calculation of the loss on sale of Gish.

On June 30, 2008, Medos notified the Company of its claims in accordance with the procedure set forth in the Gish Purchase Agreement.  Medos’ claims aggregated approximately $4.3 million and included allegations that (i) the Company breached certain representations and warranties in the Gish Purchase Agreement, including certain representations and warranties concerning the financial condition of Gish as of March 31, 2007, (ii) the Company was liable for the severance obligations related to two key Gish employees terminated by Medos subsequent to the acquisition date, and (iii) Medos was entitled to a purchase price adjustment for the period between March 31, 2007 and July 6, 2007.  The Company refuted the claims asserted by Medos and the facts and circumstances upon which they were based and, on July 25, 2008, as provided in the Gish Purchase Agreement, the Company initiated an arbitration proceeding with the American Arbitration Association in New York, New York, and served its arbitration demand upon Medos that same day.  The arbitration demand sought a declaration that the amounts claimed by Medos were without merit and unsupportable.  The Company reviewed the assertions by Medos, and concluded that a loss resulting from these asserted claims was not probable as of June 30, 2009.

On August 6, 2009, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement”) with Medos whereby Medos agreed to repay to the Company approximately $580,000 of the escrow funds previously released to Medos in full and final settlement of the claims.  In addition, the Company’s obligation with respect to the $149,000 post-closing adjustment will be eliminated.  The parties have also agreed to dismiss the previously filed demand for arbitration.

The terms of the settlement payment provided for Medos to (i) remit a cash payment of approximately $87,000 upon the execution of the Settlement and (ii) issue a promissory note to the Company in the approximate amount of $493,000, maturing on February 1, 2010 with equal monthly principal payments of approximately $70,000 plus accrued interest at the rate of 3.25% per annum.

Item 9.01.	Financial Statements and Exhibits

(d)              Exhibits

Exhibit No.	Description

10.1	Settlement Agreement and Mutual Release, dated as of August 6, 2009, between AdvanSource Biomaterials Corporation and MEDOS Medizintechnik AG.

99.1	Press release of AdvanSource Biomaterials Corporation dated August 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANSOURCE BIOMATERIALS CORPORATION

By:  /s/  Michael F. Adams
Michael F. Adams
President and Chief Executive Officer

Date:  August 12, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement and Mutual Release, dated as of August 6, 2009, between AdvanSource Biomaterials Corporation and MEDOS Medizintechnik AG.

99.1	Press release of AdvanSource Biomaterials Corporation dated August 12, 2009.